EXHIBIT 99.1

Repros Updates Status of Proellex(R) Clinical Programs

  Phase 2 Vaginal Proellex®-V, ZPV-200, study on track for full enrollment by end of June
  FDA requests review of all oral data prior to initiation of additional oral studies
  Repros expects to complete and report the Phase 2 uterine fibroid results in Q4 2012
  Company to extend ZPV-200 to one year dosing trial to begin to collect long term safety data with an intent to build toward NDA safety

THE WOODLANDS, Texas, May 29, 2012 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced the FDA has advised the Company it must complete an integrated safety analysis of completed studies of oral Proellex®. Once completed, the report must be submitted to the FDA for review prior to any additional trials on oral administration of telapristone acetate, the active ingredient of Proellex®. The FDA has committed to reviewing the findings within 30 days to allow a potential continuation of the low dose oral program. The Company plans to submit the document over the next few weeks and believes it will demonstrate an acceptable risk-benefit of oral Proellex® in order to warrant further studies. The Company intends to commence a Phase 2/3 study in the treatment of endometriosis, if allowed. Repros believes that endometriosis may represent an indication with some clinical development advantages for an oral therapy.

Proellex®-V

Proellex®-V is a proprietary vaginal delivery formulation of telapristone acetate, the active ingredient in Proellex®. Telapristone acetate is an anti-progestin that opposes the action of the female hormone progesterone. When an effective oral dose of telapristone is administered to a woman, she stops menstruating. This cessation of menses has an obvious direct effect on symptoms such as excessive menstrual bleeding associated with uterine fibroids and painful menses associated with endometriosis. At the same time, unlike drugs that suppress estrogen production, a woman's ovaries continue to produce levels of estrogen that maintain bone mineral density while she is receiving telapristone. Telapristone acetate has been shown to significantly suppress the proliferative effect of progesterone on progesterone sensitive tissues as well as increase pro-apoptotic events making it an ideal drug candidate to shrink progesterone sensitive tumors such as uterine fibroids.

The Company believes it is nearing completion of enrollment in the ongoing ZPV-200 Phase 2 study in the use of Proellex®-V in the treatment of uterine fibroids. All subjects in the trial should be enrolled before the end of June and study results reported before year end. During May, over 500 women responded to ads for the ZPV-200 study in the two cities where it is being conducted, Miami and Houston. Proellex®-V, due to its unique pharmacodynamics, is being studied under a separate IND and is not affected by the oral program.

Additionally, the Company will begin to enroll subjects who complete the ZPV-200 study into a one year open label safety trial in order to begin to build the safety data base it believes the FDA will require before an NDA can be submitted. Repros believes that the Division of Urologic and Reproductive Products will require at least 200 women exposed to Proellex®-V for one year of drug treatment and 300-600 for 6 months.

About ZPV-200

ZPV-200 is a 48 subject, single blind, placebo run-in, 3 month, 4 arm study comparing vaginally delivered Proellex®-V doses of 3, 6, 12 and 24 mg in women with confirmed uterine fibroids to baseline conditions. In addition to baseline and 3 month pharmacokinetics, efficacy endpoints will include change in Pictorial Blood Loss Assessment Chart (PBAC) scores, a preferred FDA endpoint, change in Uterine Fibroid Symptom Quality of Life Survey (UFSQOL) and change in fibroid size by MRI. Safety endpoints will include frequent assessment of complete liver panel tests and changes in endometrial conditions. Based on previous studies, the Company believes results from both key safety parameters will not present any unexpected or adverse observations. The Company expects the study to be completed in 2012 with the next step being progression to Phase 3.

Repros holds exclusive worldwide rights to a composition of matter patent covering telapristone acetate. The Company also holds other issued and pending patents associated with its Proellex® family of technologies.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex®  programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations:
         Thomas Fechtner
         The Trout Group
         (646) 378-2931